Exhibit 10.1

SiteOne Landscape Supply, Inc.

Form of Performance Stock Unit Agreement

This Performance Stock Unit Agreement (this "Agreement") is made and entered into as of __________, 202_ (the "Grant Date") by and between SiteOne Landscape Supply, Inc., a Delaware corporation (the "Company") and _____________________________ (the "Participant").

1.              Grant of Performance Share Units. Effective as of the Grant Date, the Company hereby grants to Participant an Award of Performance Stock Units (“PSUs”) in the amount of ______________________________PSUs (the “Target Award”), each of which represents the right to receive one share of Company Common Stock (the “Share”) upon vesting of such PSU, subject to and in accordance with the terms, conditions and restrictions set forth in the SiteOne Landscape Supply, Inc. 2020 Omnibus Equity Incentive Plan (as it may be amended from time to time, the “Plan”) and this Agreement. The number of PSUs that Participant may earn hereunder shall range between zero to 200% of the Target Award and shall be determined based on the level of achievement of the performance conditions set forth in Exhibit A attached hereto (the “Performance Goals”) over the Performance Cycle (as defined in Section 2). In consideration of the receipt of this Award, Participant agrees to be bound by the covenants set forth in Exhibit B governing Competitive Activity. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.              Performance Cycle. For purposes of this Agreement, the term "Performance Cycle" shall mean the period commencing on January 3, 2022 and ending December 29, 2024.

3.              Performance Goals.

3.1 The number of PSUs earned by Participant for the Performance Cycle shall be determined at the end of the Performance Cycle based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations of whether Performance Goals have been achieved, the number of PSUs earned by Participant, and all other matters related to this Section 3.1 shall be made by the Administrator in its sole discretion.

3.2 As soon as practicable following completion of the Performance Cycle, but no later than May 31, 2025, the Administrator shall review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved, and (b) the number of PSUs earned by Participant, if any, subject to satisfaction of the requirements of Section 4 (the “Determination Date”). Such certification shall be final, conclusive and binding on Participant, and on all other persons, to the maximum extent permitted by law.

4.              Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided in Sections 5 and 6, the PSUs shall vest and become nonforfeitable on the last day of the Performance Cycle, subject to (a) the achievement of the minimum threshold Performance Goal for payout set forth in Exhibit A, and (b) Participant's continuous employment (“Continuous Service”) from the Grant Date through the last day of the Performance Cycle (the “Vesting Date”). The number of PSUs that vest and become payable under this Agreement shall be determined by the Administrator based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded down to the nearest whole PSU.

5.              Termination of Continuous Service.

5.1 Except as otherwise provided in Sections 5.2, 5.3, 5.4 and 6, if Participant's Continuous Service terminates for any reason at any time before the Vesting Date, Participant's unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to Participant under this Agreement.

5.2 If Participant’s Continuous Service is terminated by the Company without Cause (provided Participant has not engaged in any Competitive Activity), Participant shall vest in the number of PSUs that would otherwise have vested (if any) based on actual performance level at the end of the Performance Cycle, determined by multiplying such number of PSUs by a fraction, the numerator of which equals the number of completed months that Participant was employed with the Company during the Performance Cycle and the denominator of which equals 36 months, provided, however, that the payout of such PSUs shall remain subject to all other terms and conditions of this Agreement, including the payment date described in Section 7 and the opportunity to earn a greater or lesser number of PSUs (subject to pro-ration as provided in this Section) as provided in Exhibit A.

5.3 If Participant's Continuous Service terminates during the Performance Cycle as a result of Participant's death or Disability, Participant shall vest on such date in a portion of the Target Award (based on target level performance), determined by multiplying the Target Award by a fraction, the numerator of which equals the number of completed months that Participant was employed with the Company during the Performance Cycle and the denominator of which equals 36 months, provided, however, the payout of such prorated Target Award shall remain subject to all other terms and conditions of this Agreement, including the payment dates described in Section 7.

5.4 In the event Participant’s Continuous Service terminates due to Retirement and Participant has not violated any of the terms set forth in Exhibit B, Participant shall vest in a pro-rated number of PSUs that would otherwise have vested (if any) based on actual performance level at the end of the Performance Cycle determined based on the following schedule:

Retirement Occurs During	Pro-Ration Factor
Year 1 of Performance Cycle	33%
Year 2 of Performance Cycle	67%
Year 3 of Performance Cycle	100%

provided, however, that such PSUs shall remain subject to all other terms and conditions of this Agreement, including the payment date described in Section 7 and the opportunity to earn a greater or lesser number of PSUs (subject to pro-ration as provided in this Section) as provided in Exhibit A.

As used in this Agreement: “Retirement” means Participant’s voluntarily resignation (a) at or after attaining the age of 60, (b) after providing at least 10 years of service to the Company as an Employee (or, if approved by the Administrator, as a Consultant or Director), and (c) after providing Continuous Service for 6 or more months during the Performance Cycle.

6.                    Effect of a Change in Control. In the event of a Change in Control during the Performance Cycle, the PSUs subject to this Agreement shall convert into one Restricted Stock Unit (the “Conversion Ratio”) and vest at the end of the Performance Cycle as follows: (a) if the Change in Control occurs prior to the completion of 2-years of the Performance Cycle, the Conversion Ratio shall be based on PSUs at target level performance, or (b) if the Change in Control occurs after completion of 2-years of the Performance Cycle, the Conversion Ratio shall be based on PSUs at performance-to-date level if reasonably measurable or target performance level if performance-to-date level shall not be reasonably measurable, as determined in the sole discretion of the Administrator. Provided, however, such Restricted Stock Units shall vest immediately if the (x) the continuing entity fails to provide an Alternative Award at the time of the Change in Control, or (y) the Company terminates Participant’s employment without Cause or Participant terminates Participant’s employment for Good Reason within the 12-month period following the Change in Control; provided, further, that the payout of such Restricted Stock Units shall remain subject to all other terms and conditions of this Agreement, including the payment date described in Section 7.

7.              Payment of PSUs. Payment in respect of the PSUs earned for the Performance Cycle shall be made in Shares and shall be issued to Participant as soon as practicable following the end of the Performance Cycle, but no later than May 31, 2024. The Company shall (a) issue and deliver to Participant the number of Shares equal to the number of vested PSUs, and (b) enter Participant's name on the books of the Company as the shareholder of record with respect to the Shares delivered to Participant. Notwithstanding anything herein to the contrary, payment in respect of any PSUs vested as a result of Participant’s death pursuant to Section 5.3 shall be made as soon as practical, but no later than 30 days following the date of Participant’s death.

8.              Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to Participant immediately prior to such transfer.

9.              Rights as Shareholder; Dividend Equivalents.

9.1 Participant shall not have any rights of a shareholder with respect to the Shares underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

9.2 Upon and following the vesting of the PSUs and the issuance of Shares, Participant shall be the record owner of such Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

10.           No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position, as a Service Provider. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate Participant's Continuous Service at any time, with or without Cause.

11.            Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, this Award shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan.

12.           Tax Liability and Withholding.

12.1           Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes. Notwithstanding the preceding sentence, unless previously satisfied, the Company shall retain a number of Shares issued in respect of the vested PSU that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld; provided that the number of such Shares retained shall not be in excess of the maximum amount required to satisfy the statutory withholding tax obligations. The number of Shares to be issued in respect of PSUs shall thereupon be reduced by the number of Shares so retained. The method of withholding set forth in the immediately preceding sentence shall not be available if withholding in this manner would violate any financing instrument of the Company or any of the Subsidiaries or result in material adverse accounting treatment for the Company as determined by the Administrator in its sole discretion.

12.2           Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains Participant's sole responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with this Award, vesting or settlement of the PSUs or the subsequent sale of any Shares, and (b) does not commit to structure the PSUs to reduce or eliminate Participant's liability for Tax-Related Items.

13.               Compliance with Law. The issuance and transfer of Shares in connection with the PSUs shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.               Authorization to Share Personal Data. Participant authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

15.               PSUs Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.               Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

17.               Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18.               Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant's employment with the Company.

19.               Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, however, that, no such amendment shall adversely affect Participant's material rights under this Agreement without Participant's consent.

20.               Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

21.               No Impact on Other Benefits. The value of Participant's PSUs is not part of Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.               Acknowledgments. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof and accepts this Award subject to all of the terms and conditions of the Plan and this Agreement, including, but not limited to, the covenants set forth in Exhibit B governing Competitive Activity. Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying Shares and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

23.               Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

24.               Waiver of Jury Trial. The Company and Participant each hereby waives, to the fullest extent permitted by applicable law, any right the Company or Participant may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. The Company and Participant each (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that each party has been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this section.

25.               Forfeiture. Except as otherwise set forth in Exhibit B, the PSUs granted hereunder (and any Shares received, and gains earned or accrued in connection therewith) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”). The Participant hereby appoints the Company as the Participant’s attorney-in-fact to take such actions as may be necessary or appropriate to effectuate the Policy.

26.               Acceptance of Agreement. Participant has indicated Participant’s consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to Participant by or on behalf of the Company. Participant acknowledges receipt of the Plan, represents to the Company that Participant has read and understood this Agreement and the Plan, and, as an express condition to the grant of the PSUs under this Agreement, agrees to be bound by the terms of both this Agreement (including, but not limited to, the covenants set forth in Exhibit B governing Competitive Activity) and the Plan. Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the PSUs is legally valid and has the same legal force and effect as if Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of any provision of this Agreement.

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SiteOne Landscape Supply, Inc.

Form of Performance Stock Unit Agreement

exhibit a

PERFORMANCE GOALS

PSUs shall be earned based on 3-year relative EBTA growth and absolute ROIC. The Company’s EBTA shall be measured relative to the Peers plus the BICs. Relative performance shall be measured using the 12 most recent quarters reported as of the end of the Performance Cycle (as reported after all Form 10-K Annual Reports have been filed by the Peers reporting theirs results for such period). Absolute ROIC performance shall be measured over the Performance Cycle. Actual PSUs earned, if any, shall range from 0% to 200% of the Target Award based upon performance relative the Performance Goals. One hundred percent (100%) of the Company’s EBTA growth shall be measured relative to the Peers plus BIC. The 3-year average ROIC shall modify (plus/minus 20%) the PSUs earned for EBTA growth for performance above or below the range set forth in this Exhibit. Performance within the target range for ROIC set forth in this Exhibit shall have zero impact on PSUs earned for EBTA growth. Earned PSUs on EBTA growth shall be capped at 100% of the Target Award if absolute EBTA growth is negative. The ROIC modifier shall not result in a payout which exceeds 200% of the Target Award.

For purposes of this Award, the following terms shall have the following meanings:

“BICs” shall mean the four best-in-class distributors set forth in Schedule 1 to this Exhibit.

“EBTA” shall mean the generally accepted accounting principles (GAAP) pre-tax income, adjusted to exclude unusual and infrequent non-operating items, including, but not limited to, merger and related restructuring charges, goodwill impairments, gain/loss on sale of assets, gain/loss on sale of investments, insurance settlements and legal settlements, as reported in the financial statements, plus amortization.  In determining the magnitude and appropriateness of such adjustments, the Administrator may utilize data sourced from a third-party financial data vendor for both the Company’s performance and the performance of the Peers.

“Peers” shall mean the 20 benchmarking peers set forth in Schedule 1 to this Exhibit.

“ROIC” shall mean the annual percentage return on invested capital calculated as follows:

ROIC = (Annual EBITA) / (Average Net Assets for the year)

EBITA = earnings before interest, taxes and amortization

Net Assets = Shareholder Equity + Net Debt (Net Debt = Debt + Capital Leases – Cash)

Average is the average for the 4-reporting quarter that fiscal year.

•	Annual ROIC shall be independently calculated for each of the three years during the Performance Cycle.

•	Three annual ROIC values shall then be averaged to calculate average ROIC over the Performance Cycle to determine if the modifier shall have an impact.

“Performance goals” shall mean:

Perf. Level	Relative EBTA Growth	% Target Award	Perf. Level	Avg. ROIC	Modifier to PSUs Earned based on Relative EBTA Growth*
Maximum	>=75th percentile	200%	Above Target	>20%	+20%
Target	50th percentile	100%	Target	12%-20%	0%
Threshold	25th percentile	50%	Below Target	<12%	-20%
<Threshold	<25th percentile	0%

•	Payout on EBTA growth performance capped at 100% of target if Company’s absolute EBTA growth is negative.
•	Payout for performance between levels noted above shall be determined using straight-line interpolation.
•	Total payout shall be capped at 200% of target.

Footnotes (for EBTA calculations):

1.	Source: Standard & Poor's Capital IQ or other third-party financial database
2.	Growth rates calculated as a 3-year cumulative compound annual growth rate (CAGR) such that growing the base year by the CAGR for each of the three years results in the sum of 3-year cumulative performance (i.e., all three years are included, not just the base and ending year)
3.	Cumulative negative actual performance off of a positive base year shown as -100%
4.	Any Peer or BIC company that (a) does not have 4-years of data or growth is not calculable due to a negative base year, shall be excluded from the percentile calculations, (b) is acquired by another company, including through a management buy-out or going-private transaction, will no longer be considered a Peer or BIC company for the Performance Cycle, (c) files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code will remain a Peer or BIC company but EBTA for such company will be deemed to be -100% growth, and (d) does not file its Form 10-K or 10-Q, as applicable, within three months of the Company’s fiscal year end will no longer be considered a Peer or BIC company for the Performance Cycle.

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SiteOne Landscape Supply, Inc.

Form of Performance Stock Unit Agreement

EXHIBIT A

PERFORMANCE GOALS

SCHEDULE 1

PEERS AND BIC

Advanced Drainage Systems, Inc.

Applied Industrial Technologies, Inc.

Beacon Roofing Supply, Inc.

Central Garden & Pet Company

DXP Enterprises, Inc.

Eagle Materials Inc.

Fastenal Company

GMS Inc.

H&E Equipment Services, Inc.

Installed Building Products, Inc.

MRC Global Inc.

MSC Industrial Direct Co., Inc.

Pool Corporation

Summit Materials, Inc.

The Scotts Miracle-Gro Company

TopBuild Corp.

Univar Inc.*

W.W. Grainger, Inc.*

Watsco, Inc.

WESCO International, Inc.*

______________________________________________________________________________

*BICs.

SiteOne Landscape Supply, Inc.

Form of Performance Stock Unit Agreement

exhibit B

RESTRICTIVE COVENANTS

All section references in this Exhibit B shall refer to the designated section(s) of this Exhibit B.

Section 1 Confidential Information. Except as otherwise provided in Section 5, Participant agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal, except as required in the performance of Participant’s authorized employment duties to the Company. For the avoidance of doubt, Participant’s duty to hold the Confidential Information in confidence as set forth in this Section 1 shall remain in effect until the Confidential Information no longer qualifies as Confidential Information or until the Company provides written notice to Participant releasing Participant from such duty, whichever occurs first. The term “Confidential Information” means all information not generally known to the public in any form relating to the past, present or future business affairs of the Company or any of its Subsidiaries, including without limitation: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Such Confidential Information includes all such information of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Participant or which is produced or developed while Participant is an employee or director of the Company. “Confidential Information” shall also include trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret and includes information that has been entrusted to the Company by a third party under an obligation of confidentiality. The term “Confidential Information” shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Participant, (ii) is received from a person not a party to this Agreement who is free to disclose it to Participant, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided that before making such disclosure Participant shall give the Company an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

Section 2 Return of Company Property. Participant acknowledges that all tangible items containing any Confidential Information or any other proprietary information of the Company or any of its Subsidiaries, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company and its Subsidiaries, and Participant shall deliver to the Company all such material in Participant’s possession or control upon the Company’s request and in any event upon the termination of Participant’s employment with the Company. Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of Participant’s employment or the Company’s request.

Section 3 Non-competition and Non-solicitation.

3.1              Participant agrees that during Participant’s employment with the Company, Participant will not, directly or indirectly: (i) as an employee, consultant, owner, officer, director, manager, operator, or controlling person (including indirectly through a debt or equity investment), provide to a Competing Business services of the same or similar type provided by Participant to the Company during Participant’s employment with the Company; (ii) solicit, recruit, aid or induce any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiary in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries; (iii) solicit, aid, or induce any customer of the Company or its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (iv) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, representatives or suppliers.

3.2              Participant agrees that during the 18-month period following the date on which Participant’s employment with the Company terminates for any reason (the “Non-compete Period”), Participant will not directly or indirectly, as an employee, consultant, owner, officer, director, manager, operator, or controlling person (including indirectly through a debt or equity investment), provide a Competing Business anywhere in the Territory services of the same or similar type provided by Participant to the Company within 2 years of the termination of Participant’s employment with the Company. Notwithstanding anything to the contrary in the preceding sentence, (i) if Participant’s employment terminates for any reason within the 1-year period following a Change in Control, the Non-compete Period shall be a 12-month period, and (ii) this Section 3.2 shall not apply if Participant’s employment is terminated by the Company without Cause. The term “Competing Business” means the sale or distribution of landscaping or irrigation products or supplies. The term “Territory” means those states, cities, and other regions of the United States, Canada, and any other country within which Participant had substantial responsibilities while employed by the Company. For the avoidance of doubt, if Participant is a senior officer of the Company, the restriction contained herein shall relate to all of the businesses of the Company and its Subsidiaries.

3.3              Participant agrees that during the 18-month period following the date on which Participant’s employment with the Company terminates for any reason, Participant will not, directly or indirectly, on Participant’s own behalf or on behalf of another, or in assistance or aid of another: (i) solicit, recruit, aid or induce any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, (ii) solicit, aid, or induce any customer of the Company or its Subsidiaries, with whom Participant had material contact during the 2-year period prior to the date of termination of Participant’s employment with the Company, to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, representatives or suppliers with whom Participant had material contact during the 2-year period prior to the date of termination of Participant’s employment with the Company.

3.4              For the avoidance of doubt, Participant’s agreement to the covenants set forth in Sections 3.2 and 3.3 of this Exhibit B are not a condition of continued employment with the Company; rather, agreement to these covenants is a condition of Participant’s participation in the Plan. With respect to any Participant who primarily resides or works in California at the time of his or her execution of this Agreement or at the time of his or her termination of employment from the Company, the provisions of Sections 3.2 and 3.3 of this Exhibit B will not apply.

Section 4 Remedies.

4.1            The Company and Participant agree that the provisions of this Exhibit B do not impose an undue hardship on Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of Participant’s responsibilities with the Company provide and/or will provide Participant with access to Confidential Information that is valuable to the Company and its Subsidiaries; that the Company would not grant this Award to Participant if Participant did not agree to the provisions of this Exhibit B; that the provisions of this Exhibit B are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit B. In the event that a court determines that any provision of this Exhibit B is unreasonably broad or extensive, Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages for any breach of Participant’s obligations under this Exhibit B.

4.2           Without limiting the generality of the remedies available to the Company pursuant to Section 4.1, if Participant, except with the prior written consent of the Company, materially breaches the restrictive covenants contained in this Exhibit B, Participant shall forfeit any PSU’s that vested during the 12-month period prior to the date of termination of Participant’s employment with the Company, and any Shares acquired on settlement of such PSU’s (including the proceeds from the sale of any such Shares) shall be subject to clawback or recoupment by the Company. These rights of forfeiture and recoupment are in addition to any other remedies the Company may have against Participant for Participant’s breach of the restrictive covenants contained in this Exhibit B. Participant’s obligations under this Exhibit B shall be cumulative (but not operate to extend the length of any such obligations) of any similar obligations Participant has under the Plan, the Agreement or any other agreement with the Company or any Affiliate.

Section 5 Protected Rights

5.1           Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Participant from providing truthful information in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

5.2           Participant is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

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